Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports First Quarter 2007 Financial Results

Net revenue of $143.1 million, up 41.0 percent year-over-year

Operating income of $16.3 million, up 93.6 percent; Operating margin of 11.4 percent

Company reiterates 2007 Annual Guidance

CHICAGO (May 2, 2007) — Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the first quarter ended March 31, 2007.

Consolidated net revenue of $143.1 million increased 41.0 percent from $101.5 million in the 2006 first quarter. The positive impact of changes in foreign currency exchange rates, primarily related to European revenues, represented approximately 5 percentage points of the growth. Net revenue grew 49.5 percent in the Americas, 20.2 percent in Europe (approximately 9 percent on a constant currency basis) and 66.9 percent in the Asia Pacific region (approximately 63 percent on a constant currency basis). Net revenue associated with former Highland Partners consultants represented approximately $14 million.

The total number of confirmed executive searches increased 32.6 percent from the 2006 first quarter, and increased 24.6 percent sequentially, compared to the 2006 fourth quarter. The number of consultants on March 31, 2007, was 414, compared to 388 as of December 31, 2006, and 333 as of March 31, 2006. Productivity, as measured by annualized revenue per executive search consultant, was $1.3 million and the average fee per executive search was $96,300.

Kevin Kelly, chief executive officer, said, “We are pleased with our first quarter results. Strong confirmation trends in every region continued through March, and drove revenue growth and an increase in operating income and operating margin. We also saw positive year-over-year trends in all of our key operational metrics. The first quarter was a great start to the year, and we have every intention of enabling our teams, including the 81 new consultants who have joined in the past year, to achieve higher productivity and increasing profitability.”

Consolidated salaries and employee benefits expense was $98.4 million, an increase of 40.2 percent from $70.1 million in the comparable quarter of 2006. This increase primarily reflects costs associated with increasing consultant headcount by 24.3 percent since March 31, 2006, as well as higher bonus accruals associated with higher levels of net revenue. As a percentage of net revenue, salaries and employee benefits were 68.7 percent for the quarter, compared to 69.1 percent in the year-ago period.

Consolidated general and administrative expenses were $28.4 million, up 25.1 percent from $22.7 million reported in the comparable prior year period. As a percentage of net revenue, consolidated general and administrative expenses decreased to 19.9 percent, compared to 22.4 percent in the 2006 first quarter, reflecting cost containment initiatives and leverage of the company’s fixed costs inherent at higher revenue levels.

Operating income was $16.3 million, up 93.6 percent over 2006 first quarter operating income of $8.4 million. The operating margin (measured as a percentage of net revenue) was 11.4 percent, compared to 8.3 percent in last year’s first quarter. Although the operating income and operating margin both increased compared to the prior year as a result of the leverage inherent at higher revenue levels, the improvements were partially offset by higher professional services fees, and expenses associated with the company’s acquisition of Highland Partners, in October 2006, including the amortization of intangible assets and costs related to the transitional services agreement.

Net income increased to $10.1 million and diluted earnings per share were $0.53, reflecting an effective tax rate in the quarter of 45.1 percent, after discrete items. These are compared to 2006 first quarter net income of $5.9 million and diluted earnings per share of $0.30, reflecting a 44.2 percent effective tax rate, after discrete items.

Net cash used in operating activities was $68.4 million, primarily reflecting the company’s net income, less the payment in March 2007 of approximately $98 million of 2006 cash bonus compensation. Net cash used in operating activities was $35.3 million in the first quarter of 2006, when only a portion of the prior year’s cash bonus was paid. Cash, cash equivalents and short-term investments at March 31, 2007, were $151.3 million, compared to $220.8 million at December 31, 2006, and $158.4 million at March 31, 2006.

During the first quarter, the company repurchased 286,318 shares of its common stock at an average price of $47.00 for total consideration of $13.5 million. As of March 31, 2007, $25.2 million remains available under the current $50 million stock repurchase program authorized by the Board of Directors in May 2006.

Regional Review for the 2007 First Quarter

The Americas reported net revenue of $83.4 million, an increase of 49.5 percent over the first quarter of 2006. The Education/Non profit, Health Care, and Professional Services industry groups realized the largest year-over-year revenue growth in the quarter, but every practice contributed to revenue growth. Operating income of $16.7 million was up 70.5 percent year-over-year and the operating margin was 20.0 percent compared to 17.5 percent last year. The operating margin increased in the first quarter primarily as a result of the leverage inherent at higher revenue levels. Consultant headcount in the Americas was 233 at March 31, 2007, an increase of 55 consultants since March 31, 2006.

In Europe, net revenue of $42.6 million increased 20.2 percent year-over-year, driven by strong performance in the Health Care, Consumer and Industrial industry groups. On a constant currency basis, year-over-year net revenue growth in Europe was approximately 9 percent. Operating income increased to $3.8 million and the operating margin improved to 8.9 percent, compared to 8.0 percent in last year’s first quarter. Consultant headcount in Europe was 129 at March 31, 2007, an increase of 16 consultants since March 31, 2006.

Asia Pacific achieved record net revenue of $17.2 million, an increase of 66.9 percent year-over-year. Business was strong across the region with especially robust growth from the Financial Services, Consumer and Industrial industry groups. On a constant currency basis, year-over-year net revenue growth in Asia Pacific was approximately 63 percent. Operating income of $4.4 million was up 71.3 percent over last year’s first quarter, while the operating margin of 25.5 percent increased from 24.8 percent in last year’s first quarter. Consultant headcount in Asia Pacific was 52 at March 31, 2007, compared to 42 consultants at March 31, 2006.

Confirming 2007 Annual Outlook

“We are seeing good demand for executive search and leadership consulting services in every region, and we are working hard to accelerate top-line growth for the company. One of our key strategies is to pursue initiatives that further our ability to function as a single, global firm. Aligning ourselves with our clients, on a global basis, will be a focus of our worldwide partners meeting this June and a continued emphasis of our organization going forward,” Kelly said. “While continuing to seek additional ways to enhance our market leadership position, we are committed to achieving more profitable growth by staying focused on cost-containment initiatives, as well as by increasing the productivity of all our teams.”

The company reiterated its expectations for 2007 net revenue of between $560 million and $580 million, representing growth of between 17 percent and 21 percent over 2006 net revenue. The company is targeting a 2007 full-year operating margin of 13 percent. Net income and earnings per share are expected to reflect a full-year effective tax rate of between 42 percent and 48 percent, but quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period, as well as by discrete items that require immediate recognition in a particular quarter, including the incorporation of any branch offices.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its 2007 first quarter results today, May 2, at 9:00 am (CT). Participants may access the company’s call and supporting slides through the Internet at www.heidrick.com. For those unable to participate on the live call, a web cast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; delays or difficulties in integrating the Highland Partners search operations; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Corporate Communications: +1 312 496 1613 or esodorff@heidrick.com

Joe Poulos, Edelman: +1 312 240 2719 or Joe.Poulos@edelman.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		$ Change	% Change
	2007	2006
Revenue:
Revenue before reimbursements (net revenue)	$143,126	$101,481	$41,645	41.0%
Reimbursements	6,450	4,802	1,648	34.3%

Total revenue	149,576	106,283	43,293	40.7%

Operating expenses:
Salaries and employee benefits	98,359	70,134	28,225	40.2%
General and administrative expenses	28,440	22,738	5,702	25.1%
Reimbursed expenses	6,450	4,802	1,648	34.3%
Restructuring charges	—	176	(176)

Total operating expenses	133,249	97,850	35,399	36.2%

Operating income	16,327	8,433	7,894	93.6%

Non-operating income (expense):
Interest income	1,876	1,787
Interest expense	(38)	(13)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(59)	196
Other, net	233	223

Net non-operating income	2,012	2,193

Income before income taxes	18,339	10,626

Provision for income taxes	8,263	4,700

Net income	$10,076	$5,926

Basic earnings per common share	$0.56	$0.32	$0.24	NM
Basic weighted average common shares outstanding	17,847	18,554	(707)	-3.8%
Diluted earnings per common share	$0.53	$0.30	$0.23	NM
Diluted weighted average common shares outstanding	19,029	19,465	(436)	-2.2%

Salaries and employee benefits as a percentage of net revenue	68.7%	69.1%		-0.4%
General and administrative expense as a percentage of net revenue	19.9%	22.4%		-2.5%
Operating income as a percentage of net revenue	11.4%	8.3%		3.1%
Operating income as a percentage of net revenue (excluding restructuring)	11.4%	8.5%		2.9%
Effective tax rate	45.1%	44.2%		0.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended March 31,
	2007	2006	$ Change	% Change	2007 Margin *	2006 Margin *
Revenue:
Americas	$83,399	$55,796	$27,603	49.5%
Europe	42,555	35,395	7,160	20.2%
Asia Pacific	17,172	10,290	6,882	66.9%

Revenue before reimbursements (net revenue)	143,126	101,481	41,645	41.0%
Reimbursements	6,450	4,802	1,648	34.3%

Total revenue	$149,576	$106,283	$43,293	40.7%

Operating Income:
Americas	$16,668	$9,774	$6,894	70.5%	20.0%	17.5%
Europe	3,799	2,828	971	34.3%	8.9%	8.0%
Asia Pacific	4,379	2,557	1,822	71.3%	25.5%	24.8%

Total regions	24,846	15,159	9,687	63.9%	17.4%	14.9%
Corporate	(8,519)	(6,550)	(1,969)	-30.1%

Operating income before restructuring charges	16,327	8,609	7,718	89.7%	11.4%	8.5%
Restructuring charges	—	(176)	176

Operating income	$16,327	$8,433	$7,894

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$121,476	$147,440
Short-term investments	29,825	73,375
Accounts receivable, net of allowance for doubtful accounts	101,816	80,677
Other receivables	5,919	6,868
Prepaid expenses	12,448	9,753
Income taxes recoverable, net	—	621
Deferred income taxes, net	14,615	14,944

Total current assets	286,099	333,678

Non-current assets:
Property and equipment, net	18,888	18,648
Restricted cash	7,934	7,900
Assets designated for retirement and pension plans	35,579	31,380
Investments	4,871	3,470
Other non-current assets	8,882	6,220
Goodwill	76,554	75,961
Other intangible assets, net	17,673	17,884
Deferred income taxes, net	24,674	24,629

Total non-current assets	195,055	186,092

Total assets	$481,154	$519,770

Current liabilities:
Accounts payable	$6,745	$7,217
Accrued salaries and employee benefits	91,337	154,646
Other accrued liabilities	36,858	37,401
Current portion of accrued restructuring charges	3,013	3,328
Income taxes payable, net	4,633	—

Total current liabilities	142,586	202,592

Non-current liabilities:
Retirement and pension plans	40,138	34,332
Non-current portion of accrued restructuring charges	8,658	9,386
Other non-current liabilities	7,776	9,755

Total non-current liabilities	56,572	53,473

Stockholders’ equity	281,996	263,705

Total liabilities and stockholders’ equity	$481,154	$519,770

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$10,076	$5,926
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,700	2,641
Deferred income taxes	284	554
Net realized and unrealized (gains) losses on equity and warrant portfolio	59	(196)
Stock-based compensation expense, net	7,559	4,895
Restructuring charges	—	176
Cash paid for restructuring charges	(1,075)	(3,354)
Changes in assets and liabilities:
Trade and other receivables	(19,748)	(15,533)
Accounts payable	(1,220)	(1,368)
Accrued expenses	(65,527)	(28,631)
Income taxes recoverable and payable, net	5,057	619
Other assets and liabilities, net	(6,560)	(986)

Net cash used in operating activities	(68,395)	(35,257)

Cash flows from investing activities:
Acquisitions	(1,026)	—
Capital expenditures	(1,917)	(491)
Proceeds from sales of equity securities	136	22
Proceeds from sales of short-term investments	51,500	—
Purchases of short-term investments	(7,950)	(88,814)
Other, net	7	4

Net cash provided by (used in) investing activities	40,750	(89,279)

Cash flows from financing activities:
Proceeds from stock options exercised	8,233	1,676
Purchases of treasury stock	(12,732)	(13,797)
Excess tax benefits related to stock-based compensation	3,981	1,200
Other	1,128	—

Net cash provided by (used in) financing activities	610	(10,921)

Effect of foreign currency exchange rates on cash and cash equivalents	1,071	1,304

Net decrease in cash and cash equivalents	(25,964)	(134,153)

Cash and cash equivalents:
Beginning of period	147,440	203,689

End of period	$121,476	$69,536

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$13,456	$16,577
Cash paid for treasury stock purchases	(12,732)	(13,797)

Accrued treasury stock purchases	$724	$2,780